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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Member
TransMontaigne GP L.L.C.:

        We consent to the use of our reports dated March 16, 2007, relating to the consolidated balance sheets of TransMontaigne Partners L.P. and subsidiaries as of December 31, 2006 and 2005 and June 30, 2005, and the related consolidated statements of operations, partners' equity, and cash flows for the year ended December 31, 2006, the six months ended December 31, 2005, and for each of the years in the two-year period ended June 30, 2005, and the related financial statement schedule (Exhibit 99.1), management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, and the combined balance sheets of TransMontaigne Partners (Predecessor) as of August 31, 2006, December 31, 2005, and June 30, 2005, and the related combined statements of operations, equity, and cash flows for the eight months ended August 31, 2006, six months ended December 31, 2005, and for each of the years in the two-year period ended June 30, 2005, incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus.

KPMG LLP

Denver, Colorado
May 8, 2007

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Consent of Independent Registered Public Accounting Firm